UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report:
(Date of earliest event reported)

March 25, 2008

PIER 1 IMPORTS, INC.
(Exact name of registrant as specified in its charter)

Delaware	1-7832	75-1729843
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

100 Pier 1 Place Fort Worth, Texas 76102
(Address of principal executive offices and zip code)

(817) 252-8000
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)) .

Item 1.01    Entry into a Material Definitive Agreement.

On March 31, 2008, Pier 1 Imports, Inc. announced it had entered into an agreement to sell its headquarters building and accompanying land in Fort Worth, Texas, to a subsidiary of Chesapeake Energy Corporation.  The agreement was entered on March 25, 2008, between Chesapeake Land Company, L.L.C. and Pier 1 Services Company, which is a wholly owned subsidiary of Pier 1 Imports, Inc.

The purchase price for the property is $104 million. The headquarters building is located near downtown Fort Worth on a tract of land of approximately 14.67 acres, and the headquarters building contains approximately 460,000 gross square feet.

As part of the transaction, Pier 1 Imports will enter into a lease agreement to rent approximately 250,000 rentable square feet for a primary term of seven years beginning on the closing date, with one three-year renewal option, and a right to terminate the lease at the end of the fifth lease year.

Chesapeake has a 45-day feasibility period during which it may terminate the agreement if it is not satisfied, in its sole and absolute discretion, (i) with the status of title to the property or the underlying mineral rights as reflected in the title commitment, the title documents, and/or the survey of the property; (ii) with the environmental condition of the property; or (iii) with the physical condition of the property after customary inspections.  Either party may also terminate the agreement if the parties have not mutually agreed to the final terms and provisions of Pier 1 Imports' lease by the end of the 45-day feasibility period. Closing of the transaction is expected to occur within 30 days of expiration of the feasibility period if all conditions to closing have occurred.

Item 9.01    Financial Statements and Exhibits.

                    (d) Exhibits.

                     Exhibit No.        Description

                         99.1                Press release dated March 31, 2008 concerning the sale of the headquarters facility.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PIER 1 IMPORTS, INC.

Date:	March 31, 2008	By:	/s/ Michael A. Carter
Michael A. Carter, Senior Vice President and General Counsel